UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 4, 2005

Date of Report (date of earliest event reported)

HEMOSENSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32541	77-0452938
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

651 River Oaks Parkway

San Jose, California 95134

(Address of principal executive offices)

(408) 719-1393

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2005, HemoSense entered into a Securities Purchase Agreement in the form attached hereto as Exhibit 4.1 (the “Agreement”), with the accredited investors named therein (each, an “Investor” and collectively, the “Investors”). Pursuant to the Agreement, each Investor purchased at the closing on November 4, 2005, a number of shares of HemoSense common stock that in the aggregate totaled 1,481,482 shares (the “Shares”), at a price of $6.75 per share. The aggregate consideration received from the private placement was $10,000,003.50.

Pursuant to the Agreement, the Investors also received warrants in the form attached hereto as Exhibit 4.2 to purchase an additional aggregate total of 740,741 shares of HemoSense common stock (the “Warrant Shares”). The warrants will expire on November 4, 2010. Each warrant may be exercised at any time commencing from May 3, 2006 at an exercise price per share of $8.165.

The private placement was completed pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. Each investor was an accredited investor within the meaning of Rule 501(a) of Regulation D and the securities were sold without any general solicitation by the company or its representatives.

Lazard Capital Markets LLC as lead placement agent and Roth Capital Partners, LLC as co-placement agent for the private placement received placement fees equal to 6% of the aggregate gross proceeds of the offering.

HemoSense agreed to register the resale of the Shares and the Warrant Shares with the Securities and Exchange Commission within 90 days following the closing of the private placement (the “Resale Registration”). In connection with the private placement, the holders of registration rights under the Amended and Restated Investor Rights Agreement dated February 7, 2005, waived their rights to include their registrable securities in the Resale Registration.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Securities Purchase Agreement dated November 1, 2005 by and between HemoSense, Inc. and the Investors

4.2	Form of Warrant to Purchase Shares of Common Stock

99.1	Press Release of HemoSense, Inc. dated November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEMOSENSE, INC.

Date: November 8, 2005	By:	/s/ James D. Merselis
James D. Merselis
President and Chief Executive Officer